       TERMINATION OF STOCK OPTIONS/WAIVER OF VESTING OF RESTRICTED STOCK
                                  EXHIBIT 10.2



On April 25, 1997, certain executive officers executed a Termination of Stock Options Agreement in the form attached hereto, effectively terminating their performance vested stock options which were originally granted on November 9, 1995.

                     TERMINATION OF STOCK OPTION AGREEMENT

        THIS TERMINATION OF STOCK OPTION AGREEMENT ("Agreement") is made and executed as of this 25th day of April, 1997, between ShopKo Stores, Inc. a Minnesota corporation (the "Company"), and ____________, who is an employee of the Company or one of the Company's subsidiaries ("Employee").

                              W I T N E S S E T H

        WHEREAS, pursuant to the Company's 1991 Stock Option Plan, as amended, (the "Plan"), the Company and Employee have entered into a Stock Option Agreement dated November 9, 1995 with respect to the grant of an option to purchase _______ shares of the Company's common stock on the terms and conditions set forth in the Plan (the "November, 1995 Option Agreement"); and

        WHEREAS, the Company and the Employee have agreed to terminate the November, 1995 Option Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1. The November, 1995 Option Agreement is hereby canceled and terminated in every respect.

2. Each of the parties to this Agreement release the other from any and all liability arising under the November, 1995 Option Agreement.

3. This Agreement terminates only those options granted in the November, 1995 Option Agreement, and any other Option Agreement entered into between the Company and the Employee pursuant to the Company's 1991 Stock Option Plan, as amended, or the Company's 1995 Stock Option Plan shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first set forth above.


                                        SHOPKO STORES, INC.


                                By:   ________________________________
                                      Richard D. Schepp, Secretary


                          Employee:   ________________________________

     On April 25, 1997, Dale P. Kramer executed a waiver, a copy of which is attached hereto, waiving the vesting of his 40,000 shares of restricted stock in the event of the closing sale price of a share of the Company's common stock has been $17.50 or more for at least 20 consecutive trading days.

                                     WAIVER

     In consideration for my employment by ShopKo Stores, Inc. ("ShopKo") as its President and Chief Executive Officer, I hereby waive the vesting of the 40,000 shares of Restricted Stock which I was granted on April 17, 1996 by the Compensation and Stock Option Committee of ShopKo in the event the closing sale price of ShopKo's common stock on the New York Stock Exchange has been $17.50 or more per share for at least 20 consecutive trading days, as set forth in my April 17, 1996 Restricted Stock Award Agreement. All other provisions of such Restricted Stock Award Agreement shall remain the same.



                                                 /s/ Dale P. Kramer
                                                 --------------------------
                                                 Dale P. Kramer



Accepted as of this 25th day of April, 1997

SHOPKO STORES, INC.


By:  /s/ Richard D. Schepp
     ----------------------------
     Richard D. Schepp, Secretary